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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Empire District Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

        March 19, 2003

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:30 a.m., Joplin time, on Thursday, April 24, 2003, at the Holiday Inn, 3615 South Range Line, Joplin, Missouri.

        At the meeting, stockholders will be asked to elect four persons to our Board of Directors for three-year terms.

        Your participation in this meeting, either in person or by proxy, is important. Even if you plan to attend the meeting, please promptly vote your proxy through the Internet, by telephone or by mail. At the meeting, if you desire to vote in person, you may withdraw your proxy.

                          Sincerely,

                          W. L. Gipson
                          President and Chief Executive Officer

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock:

        Notice is hereby given that the Annual Meeting of Stockholders of The Empire District Electric Company will be held on Thursday the 24th of April, 2003 at 10:30 a.m., Joplin time, at the Holiday Inn, 3615 South Range Line, Joplin, Missouri, for the following purposes:

  1.
  To elect four Directors for terms of three years.

  2.
  To transact such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

        Any of the foregoing may be considered or acted upon at the first session of the meeting or at any adjournment or adjournments thereof.

        Holders of Common Stock of record on the books of Empire at the close of business on March 3, 2003, will be entitled to vote on all matters, which may come before the meeting or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open at our office located at 602 Joplin Street, Joplin, Missouri, to examination by any stockholder for any purpose germane to the meeting, for a period of ten days prior to the meeting, and also at the meeting.

        STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OF STOCK OWNED, TO EITHER VOTE THEIR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Joplin, Missouri
Dated: March 19, 2003

                          J.S. Watson
                          Secretary-Treasurer

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 Joplin Street
Joplin, Missouri 64801

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2003

        This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Empire District Electric Company, a Kansas corporation, of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, April 24, 2003, and at any and all adjournments of the meeting.

        A form of proxy is enclosed for execution by stockholders. The proxy reflects the number of shares registered in a stockholder's name directly. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is exercised by written notice to the Secretary-Treasurer of Empire, or a duly executed proxy bearing a later date or voting in person at the meeting.

        A copy of our Annual Report for the year ended December 31, 2002, has been mailed or made available electronically to each stockholder of record on the record date for the meeting. You are urged to read the entire Annual Report.

        The entire cost of the solicitation of proxies will be borne by us. Solicitation, commencing on or about March 19, 2003, will be made by use of the mails, telephone and fax and by our regular employees without additional compensation therefore. We will request brokers or other persons holding stock in their names, or in the names of their nominees, to forward proxy material to the beneficial owners of stock or request authority for the execution of the proxies and will reimburse those brokers or other persons for their expense in so doing.

        March 3, 2003, has been fixed as the record date for the determination of stockholders entitled to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed. As of the record date, there were 22,535,318 shares of common stock outstanding. Holders of common stock will be entitled to one vote per share on all matters presented to the meeting.

1.    ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. During 2002, the Board of Directors held eight meetings, and all of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by proxies for the election of Mr. M. W. McKinney, Mr. B. T. Mueller and Ms. M. M. Posner, who are members of the current Board of Directors, and Mr. D. R. Laney as Class I Directors. Directors will be elected by a plurality of the votes of the stockholders present in person or represented by proxy at the meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for those individuals and will be excluded from the vote.

        While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, proxies will be voted for nominees selected by the Board of Directors.

        The name, age, principal occupation for the last five years, period of service as a Director of Empire and certain other directorships of each Director are set forth below.

CLASS I DIRECTORS
(Terms expire in 2003, nominees for election
at the Annual Meeting of Stockholders for
terms to expire in 2006)

        D.R. Laney, 48, Founder, Chairman and President of Mercari Technologies (merchandizing optimization) since 1999, Founder and Partner of Bentonville Associates Ventures (consumer service consulting) since 1995, and Vice President of Finance and Treasurer of Wal-Mart Stores from 1991 to 1994. Nominated for election at the April 24, 2003 Annual Meeting of Stockholders.

        M.W. McKinney, 58, President and Chief Executive Officer of Empire from 1997 to April 30, 2002 (retired). A non-executive Chairman of the Board since May 1, 2002. Executive Vice President-Commercial Operations of Empire from 1995 to 1997. Executive Vice President of Empire from 1994 to 1995. Vice President-Customer Services of Empire from 1982 to 1994. Director of Empire since 1991.

        B.T. Mueller, 55, Founder and President of SALOV North America Corporation (Filippo Berio olive oil importer) since 1987 and an international tax partner with KPMG Peat Marwick from 1979 to 1987. Director of Empire since January 1, 2003.

        M.M. Posner, 63, President and Principal of Posner McCleary Inc. (international advertising, marketing and financial relations firm). Director of Empire since 1991. Director of United Missouri Bank of Jefferson City, Jefferson City, Missouri. Director of United Missouri Bank of Columbia, Columbia, Missouri.

CLASS II DIRECTORS
(Terms expire in 2004)

        R.C. Hartley, 55, Co-Founder and Director of NIC Inc. (electronic commerce) since 1991. Director of Empire since 1988.

        F.E. Jeffries, 72, Chairman and Director of Phoenix Duff & Phelps Corporation (financial services firm) until 1997 (retired). Director of Empire since 1984. Director of Duff & Phelps Utilities Income Inc., Chicago, Illinois; Duff & Phelps Utilities Tax-Free Income Inc., Chicago, Illinois; Duff & Phelps Utility and Corporate Bond Trust Inc., Chicago, Illinois.

        J.S. Leon, 64, President of Missouri Southern State College since 1982. Director of Empire since 2001.

CLASS III DIRECTORS
(Terms expire in 2005)

        M.F. Chubb, Jr., 69, Senior Vice President of Eagle-Picher Industries Inc. (diversified industrial products) until 1996 (retired). Director of Empire since 1991. Director of Eagle-Picher Industries Inc., Cincinnati, Ohio until 1996 (retired).

        R.L. Lamb, 70, President of Empire from 1982 to March 31, 1997 (retired). Executive Vice President of Empire from 1978 to 1982. Vice President-Customer Services of Empire from 1974 to 1978. Director of Empire since 1978.

        W.L. Gipson, 46, President and Chief Executive Officer of Empire since May 1, 2002. Executive Vice President from 2001 to 2002, Chief Operating Officer from 2001 to 2002, Vice President-Commercial Operations from 1997 to 2001. Director of Empire since 2002.

Director Compensation

        Each Director who is not an officer or full-time employee is paid a monthly retainer for his or her services as a Director at a rate of $15,000 per annum. In addition, a fee of $1,000 ($1,500 for the Audit Committee) is paid to each Director for each day the Directors meet and for each meeting of a Committee of the Board that the Director attends in person or by telephone. The Chairman of each Committee receives an annual retainer of $2,500 and the Chairman of the Board receives an additional annual retainer of $50,000. During 2002, the Board of Directors held twelve days of meetings. Our 1996 Stock Incentive Plan permits our Directors to receive shares of Common Stock in lieu of all or a portion of any cash payment for services rendered as a Director. In addition, a Director may defer all or part of any compensation payable for his or her services under the terms of our Deferred Compensation Plan for Directors. Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate. A Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

        We maintain a Stock Unit Plan for Directors, which we refer to as the Directors Retirement Plan, to provide Directors the opportunity to accumulate retirement benefits in the form of common stock units in lieu of cash. The Directors Retirement Plan also provides Directors the opportunity to convert previously earned cash retirement benefits to common stock units. Each common stock unit earns dividends in the form of common stock units and can be redeemed for one share of common stock upon retirement or death of the Director. The number of units granted annually is calculated by dividing the annual contribution rate, which is either the annual retainer fee or such other amount as is established by the Compensation Committee, by the fair-market value of our common stock on January 1 of the year the units are granted. Common stock unit dividends are computed based on the fair market value of our common stock on the dividend's record date. During 2002, 6,467 units were granted for services provided in 2002 (based on an annual contribution rate of $17,000), and 3,879 units were granted pursuant to the provisions of the plan providing for the reinvestment of dividends on stock units in additional stock units.

Committees of the Board of Directors

Audit Committee

        In accordance with its written charter, the Audit Committee reviews, with our independent auditors, the scope and results of Empire's auditing procedures, meets with our internal auditors regarding internal auditing procedures, and establishes procedures to assure the adequacy of our accounting practices and internal controls. In addition, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee held six meetings during 2002. The members of the Audit Committee are Ms. Posner and Messrs. Chubb, Hartley, Jeffries, Leon and Mueller, each of whom is independent (as independence is defined in the New York Stock Exchange's listing standards). The report of the Audit Committee can be found below under the heading "Other Matters—Audit Committee Report". Our Board of Directors has determined that Messrs. Jeffries and Mueller are "audit committee financial experts" (as defined by the SEC).

Compensation Committee and Compensation Committee Interlocks and Insider Participation

        We have a Compensation Committee of the Board of Directors. The Compensation Committee determines the compensation of each of our senior officers and administers certain of our employee benefit plans. The Committee held three meetings during 2002. The members of our Compensation Committee are Ms. Posner and Messrs. Herschend, Jeffries, and Lamb. The report of the Compensation Committee can be found below under the heading "—Compensation Committee Report on Executive Compensation".

        With the exception of Mr. Lamb who was President of Empire from 1982 to March 31, 1997, none of these members has ever been an officer or employee of Empire or any of our subsidiaries. None of our executive officers has ever served as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity.

Nominating/Corporate Governance Committee

        We have a Nominating/Corporate Governance Committee of the Board of Directors, which meets to suggest to the Board nominees to fill vacancies on the Board when they occur. The Committee held seven meetings in 2002. The members of the Committee are Messrs. Chubb and Herschend. The Committee will consider nominees recommended by stockholders for election to the Board of Directors. Recommendations of nominees for election should be submitted in writing to Empire's Secretary-Treasurer, in accordance with our charter and the rules under the Securities Exchange Act of 1934 relating to the solicitation of proxies. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as Director. The Committee will also be responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Empire.

Stock Ownership of Directors and Officers

        The following table shows information with respect to the number of shares of our common stock beneficially owned as of March 3, 2003, by each of our officers named in the Summary Compensation Table, each Director and our Directors and executive officers as a group. The shares reported as beneficially owned include (a) shares owned by certain relatives with whom the Directors or officers are presumed, for proxy statement reporting purposes, to share voting or investment power and (b) shares accrued for the benefit of certain officers under certain of our employee benefit plans.

Name	Position	Shares of Common Stock Beneficially Owned(1)
M.W. McKinney(2)	Chairman of the Board	28,848
W.L. Gipson(3)	President and Chief Executive Officer	15,834
B.P. Beecher	Vice President—Energy Supply	1,853
R.F. Gatz	Vice President—Strategic Development	278
D.W. Gibson	Vice President—Regulatory and General Services	4,316
M.E. Palmer	Vice President—Commercial Operations	2,081
M.F. Chubb, Jr.	Director	9,508
R.C. Hartley	Director	15,558
J.R. Herschend(4)	Director	5,800
F.E. Jeffries	Director	29,074
R.L. Lamb	Director	18,776
D.R. Laney(5)	Director	500
J.S. Leon	Director	1,642
B.T. Mueller(6)	Director	0
M.M. Posner	Director	9,600
Directors and executive officers, as a group		143,668

(1)
No Director or officer owns more than 0.5% of the outstanding shares of our common stock and all Directors and executive officers as a group own less than 1% of the outstanding shares of our common stock.

(2)
Mr. McKinney retired as our President and Chief Executive Officer on April 30, 2002, and became a non-executive Chairman of the Board effective May 1, 2002.

(3)
Mr. Gipson became President and Chief Executive Officer effective May 1, 2002, and a Director on April 25, 2002.

(4)
Mr. Herschend will retire as a Director effective April 24, 2003.

(5)
Mr. Laney is standing for election as a Class I Director to replace Mr. Herschend on the Board.

(6)
Mr. Mueller was appointed to the Board effective January 1, 2003 to replace Mr. R.D. Hammons who retired on December 31, 2002. Subsequent to March 3, 2003, Mr. Mueller purchased 500 shares of common stock.

Other Stock Ownership

        No person known to us owns beneficially more than 5% of our Common Stock.

2. EXECUTIVE COMPENSATION

        Set forth below is information concerning the various forms of compensation of each person who was (i) at any time during 2002 our Chief Executive Officer or (ii) at December 31, 2002, one of our four most highly compensated executive officers, other than the Chief Executive Officer.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards(1)		Securities Underlying Options	All Other Compensation(2)
M.W. McKinney, 58(3) President and Chief Executive Officer (retired)	2002 2001 2000	$93,938 255,000 227,875	$	— 70,161 73,964	$16,449 — —	(4)	$	— 20,155 23,935	28,400 — —	$317,302 6,006 7,402
W.L. Gipson, 46(5) President and Chief Executive Officer	2002 2001 2000	221,925 172,039 123,650		87,234 23,198 18,267	— — —			— 8,174 8,253	20,800 — —	8,887 5,358 4,876
B.P. Beecher, 37 Vice President— Energy Supply	2002 2001 2000	121,500 96,089 —		24,532 15,422 —	— — —			— 5,408 —	3,700 — —	3,825 2,193 —
M.E. Palmer, 46 Vice President— Commercial Operations	2002 2001 2000	121,500 106,739 85,760		19,046 10,411 4,000	— — —			— 5,408 —	3,700 — —	3,870 3,385 2,807
D.W. Gibson, 57 Vice President— Regulatory & General Services	2002 2001 2000	118,000 105,673 91,190		18,957 11,139 5,000	— — —			— 5,138 —	3,600 — —	4,710 4,109 3,179
R.F. Gatz, 52 Vice President— Strategic Development	2002 2001 2000	110,500 76,923 —		28,593 10,834 —	— — —			— 4,826 —	2,500 — —	2,165 283 —

(1)
As of December 31, 2002, Messrs. Gipson, Beecher, Palmer, Gibson and Gatz had been awarded 1,090, 260, 260, 247 and 232 shares, respectively, of unvested restricted stock which on such date had values of $19,838, $4,732, $4,732, $4,495 and $4,222 respectively. Dividend equivalents are paid on such shares. All of the foregoing shares were awarded pursuant to our 1996 Stock Incentive Plan.

(2)
Included for 2002: (a) our matching contributions under our 401(k) Retirement Plan in the amounts of $3,111, $5,923, $3,546, $3,406, $3,431 and $1,530 for Messrs. McKinney, Gipson, Beecher, Palmer, Gibson and Gatz, respectively, (b) our payments of premiums for term life insurance on behalf of Messrs. McKinney, Gipson, Beecher, Palmer, Gibson and Gatz in the amounts of $1,947, $815, $279, $464, $1,279 and $635, respectively, (c) our payments on behalf of Messrs. McKinney and Gipson for executive physicals in the amounts of $2,477 and $2,150, respectively, and (d) our payment of severance benefits of $309,767 to Mr. McKinney. (See "—Severance Pay Plan").

(3)
Mr. McKinney retired as our President and Chief Executive Officer on April 30, 2002, and became a non-executive Chairman of the Board of Directors effective May 1, 2002.

(4)
Represents taxes paid on behalf of Mr. McKinney.

(5)
Mr. Gipson became President and Chief Executive Officer effective May 1, 2002.

        Set forth below is information concerning individual grants of stock options made under our 1996 Stock Incentive Plan to each of the named executive officers.

Option Grants In 2002

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in 2002
	Number of Securities Underlying Options Granted (#)
Name			Exercise or Base Price ($/Share)	Expiration Date
					5% ($)	10% ($)
M.W. McKinney	28,400	40.8%	$20.95	01/31/2012	$374,180	$948,245
W.L. Gipson	20,800	29.8%	$20.95	01/31/2012	$274,047	$694,489
B.P. Beecher	3,700	5.3%	$20.95	01/31/2012	$48,749	$123,539
M.E. Palmer	3,700	5.3%	$20.95	01/31/2012	$48,749	$123,539
D.W. Gibson	3,600	5.2%	$20.95	01/31/2012	$47,431	$120,200
R.F. Gatz	2,500	3.6%	$20.95	01/31/2012	$32,938	$83,472

(1)
These options have a ten-year term and first become exercisable on the third anniversary of the grant date provided the executive remains in employment until that date, but subject to accelerated vesting in the event of a change in control of Empire or termination of employment under certain specified circumstances.

        Set forth below is information concerning each exercise of stock options during 2002 by each of the named executive officers and the value of unexercised options at December 31, 2002.

Aggregated Option Exercises In 2002 And Values At December 31, 2002

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)	Value of Unexercised In-the-Money Options at December 31, 2002 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
M.W. McKinney	0	$0	0 / 28,400	$0 / 0
W.L. Gipson	0	0	0 / 20,800	0 / 0
B.P. Beecher	0	0	0 / 3,700	0 / 0
M.E. Palmer	0	0	0 / 3,700	0 / 0
D.W. Gibson	0	0	0 / 3,600	0 / 0
R.F. Gatz	0	0	0 / 2,500	0 / 0

        Set forth below is information concerning long-term performance-based awards granted in 2002 under our 1996 Stock Incentive Plan to each of the named executive officers.

Long-Term Incentive Plans—Awards In 2002

			Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
	Number of Shares, Units or Other Rights (1)
Name			Threshold (# of Shares)	Target (# of Shares)	Maximum (# of Shares)
M.W. McKinney	7,600	3 years	3,800	7,600	15,200
W.L. Gipson	5,600	3 years	2,800	5,600	11,200
B.P. Beecher	1,000	3 years	500	1,000	2,000
M.E. Palmer	1,000	3 years	500	1,000	2,000
D.W. Gibson	1,000	3 years	500	1,000	2,000
R.F. Gatz	700	3 years	350	700	1,400

(1)
The performance-based restricted stock awards granted to each Chief Executive Officer (Messrs. McKinney and Gipson) in 2002 were designed to have a value equal to 50% of his annual rate of base salary (as determined at the beginning of the year). For each of the other executives, the performance-based restricted stock awards in 2002 were designed to have a value equal to 15% of the executive's base salary except that the percentage was reduced to 11.25% for Mr. Gatz, Vice President-Strategic Development to reflect the greater importance, in 2002, of short-term goals for that position. The value of the performance-based restricted stock awards was determined on the basis of a model provided by a management consulting firm.

Retirement Plans

        We maintain a Retirement Plan covering substantially all of our employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code. Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted under certain conditions. We also maintain a Supplemental Executive Retirement Plan which covers our officers who are participants in the Retirement Plan. This Plan is intended to provide benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable under the Retirement Plan. This Plan is not qualified under the Internal Revenue Code and benefits payable under the plan are paid out of our general funds.

        The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and Years of Credited Service classifications. These amounts are based on an assumed final rate of compensation and retirement at normal retirement age of 65 and are approximated without consideration of any reduction which would result from various options which may be elected prior to actual retirement.

Pension Plan Table

	Years of Credited Service(2)
Average Annual Earnings(1)
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$75,000	15,806	21,075	26,344	31,613	36,881	42,975
100,000	21,900	29,200	36,500	43,800	51,100	59,225
125,000	27,994	37,325	46,656	55,988	65,319	75,475
150,000	34,088	45,450	56,813	68,175	79,538	91,726
175,000	40,181	53,575	66,969	80,363	93,756	107,975
200,000	46,275	61,700	77,125	92,550	107,975	124,225
225,000	52,369	69,825	87,281	104,738	122,194	140,475
250,000	58,463	77,950	97,438	116,925	136,413	156,726
275,000	64,556	86,075	107,594	129,113	150,631	160,000
300,000	70,650	94,200	117,750	141,300	160,000	160,000
350,000	82,838	110,450	138,063	160,000	160,000	160,000

(1)
"Average Annual Earnings" is the average annual compensation over the five consecutive years within the ten-year period prior to termination of employment which produces the highest average. The compensation used to calculate this average for a salaried employee is the aggregate of the employee's annual compensation which generally corresponds with the employee's salary and incentive compensation. The earnings of Messrs. McKinney, Gipson, Beecher, Palmer, Gibson and Gatz covered by the Plans correspond substantially to such amounts shown for them in the Summary Compensation Table.

(2)
As of December 31, 2002, Messrs. Gipson, Beecher, Palmer, Gibson and Gatz had accrued 21, 13, 16, 23 and 1 Years of Credited Service, respectively, under the Retirement Plan and the Supplemental Executive Retirement Plan.

Severance Pay Plan

        We have a Change of Control Severance Pay Plan, referred to as the Severance Plan, which provides certain key employees with severance benefits following a change in control of Empire. A change in control generally includes: (i) specified events relating to the continued existence of Empire in its current form, (ii) an acquisition by any person of 10% or more of the securities entitled to vote in the election of Directors or (iii) the current Directors, or their approved successors, no longer constitute a majority of the Board of Directors. A change of control was deemed to occur on September 3, 1999, when our stockholders voted in favor of the proposed merger with Aquila, Inc. (formerly UtiliCorp United Inc.). The Plan has subsequently been amended to eliminate as a triggering event a vote by shareholders and has instead designated the consummation of a merger, consolidation or sale of all or substantially all of our assets as a triggering event. Some of our executive officers and senior managers were selected by the Compensation Committee of the Board of Directors to enter into one-year agreements pursuant to the Severance Plan, which are automatically extended for one-year terms unless we have given prior notice of termination.

        A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment (including terminations by the employee following specified changes in duties, benefits, etc., that are treated as involuntary terminations) occurring within three years after a change in control, or a voluntary termination of employment occurring during a period of twelve to eighteen months after a change in control. The Compensation Committee extended this period until December 31, 2002, for M.W. McKinney and C.A. Stark in order to facilitate an orderly transition in senior management. Mr. McKinney and Mr. Stark elected a voluntary termination on April 30, 2002 and June 30, 2002, respectively.

        Under both the Plan in effect when the change of control was deemed to occur and the subsequently amended Plan, a senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us, with a minimum of seventeen weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed. In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control (which occurred as noted above, on September 3, 1999). Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

        As stated above, shareholder approval of the proposed merger with Aquila, Inc. effected a change in control under the Severance Plan. Certain key employees became eligible to receive compensation as specified under the terms of the Severance Plan as a result of the change of control. As of December 31, 2002, we had incurred approximately $2.9 million of obligations under the Severance Plan to individuals electing voluntary termination or who were involuntarily terminated. No additional employees will be entitled to any benefits as a result of this change of control.

Compensation Committee Report on Executive Compensation

        Our executive compensation policies are designed to enable us to attract and retain high caliber individuals for key positions while at the same time linking their compensation to the interests of our shareholders, our financial performance and their own performance. This is accomplished by dividing executive compensation into four components: a base salary and three types of incentive compensation. These three types of incentive compensation consist of a cash annual incentive award tied to performance measured against predetermined short-term tactical goals, stock options coupled with dividend equivalent rights, and restricted stock with an earn-out feature tied to our performance. In no event will any incentive compensation be awarded unless we pay dividends per share of common stock at least equal to the dividends per share paid in the preceding year.

        The total compensation package for senior executives has been set at levels designed to be competitive with other companies in our peer group. For 2002, the total compensation package for each senior executive was targeted so as to place the senior executive within the 37th to 50th percentile range when compared to a peer group of companies (with the 100th percentile representing the highest level of total compensation). The companies in the peer group are for the most part either electric or electric and gas utilities.

        The base salary of each senior executive is set at the beginning of the calendar year (and adjusted, if necessary, upon a change in office or responsibilities) by the Committee. For 2002, the mid-point base salary for each senior executive position was set at the 25th percentile for the applicable position for our peer group as established in a study prepared by a management consulting firm (with the 100th percentile representing the highest level of base salary). Adjustments were made to this mid-point base salary level to reflect the executive's experience and performance.

        Our annual incentive plan is the short-term component of our incentive compensation package. Under this plan, senior executives can earn additional compensation based on their performance measured against annual tactical goals. The specific tactical goals for each executive for each calendar year and the weight to be attached to each goal are established at the beginning of the calendar year and are geared to the particular executive's responsibilities. Examples of the performance measures utilized under the annual incentive plan for the award to be made with respect to 2002 (payable in early 2003) include expense control, regulatory performance, project completion, financial performance, and customer service. Threshold, target and maximum performance levels are set for each performance measure. For executives to receive any incentive compensation based on any particular performance measure, at least the threshold level of performance must have been achieved. Greater incentive compensation is payable under the annual incentive plan if the target or maximum performance is achieved. If the target level objective is reached in each of the senior executive's performance areas, the senior executive would receive the target annual incentive award established for that executive. In the case of the award for 2002 (payable in early 2003), the target annual incentive award was set at 35% of base salary for the Chief Executive Officer (Mr. Gipson only) and was set at 15% of base salary for all other officers except the Vice President—Strategic Development, for whom the target was 22.5% of base salary to reflect the greater importance, in 2002, of short-term goals for that position. The award under the annual incentive plan is paid in cash.

        The other two types of incentive compensation—stock options and performance-based restricted stock—are intended to motivate senior executives over the long-term to respond to our business opportunities and challenges in furtherance of the interests of our shareholders and to align the interests of the senior executives with those of our shareholders. The stock options are intended to represent approximately one-half of the total value of each executive's long-term incentive opportunity with the performance-based restricted stock representing the remaining one-half.

        The stock options granted in 2002 to senior executives enable the executives to purchase shares of our common stock at an option price equal to the average value of our common stock on the grant date. These options have a ten-year term and first become exercisable on the third anniversary of the grant date provided the executive remains in employment until that date, but subject to accelerated vesting in the event of a change in control of Empire or termination of employment under certain specified circumstances. Dividend equivalents were also awarded in 2002 in conjunction with each stock option grant. Under these dividend equivalent awards, the dividends that would have been payable if the executive owned the shares covered by the related options are accumulated for the three-year period until the option becomes exercisable and are then converted into restricted shares of our common stock equivalent in value to the accumulated dividends. Such restricted shares vest on the eighth anniversary of the grant of the dividend equivalent or, if earlier, upon exercise of the related stock option in full or a change in control of Empire. The restricted shares are subject to forfeiture if the related option terminates without having been exercised in full prior to the vesting of the restricted shares.

        The stock options granted to each Chief Executive Officer in 2002 were designed to have a value equal to 50% of his annual rate of base salary (as determined at the beginning of the year). For each of the other senior executives, the stock option grants in 2002 were designed to have a value equal to 15% of the executive's base salary, except that the percentage was reduced to 11.25% for the Vice President—Strategic Development to reflect the greater importance, in 2002, of short-term goals for that position. The stock options were valued on the basis of an expanded Black-Scholes model provided by a management consulting firm.

        The performance-based restricted stock awards granted to senior executives in 2002 provide the executive with the opportunity to receive a number of shares of our common stock at the end of a three-year performance period if performance goals set forth in the award are satisfied. The performance goals are tied to the percentile ranking of our total shareholder return (share price appreciation or decline plus dividends paid) for the three-year performance period as measured against a pre-selected peer group of companies for the same period. The threshold level of performance under the 2002 grant was set at the 20th percentile level of the peer group, target at the 50th percentile level, and maximum at the 80th percentile level. The executive would earn at the end of the performance period (December 31, 2004) 100% of the target number of shares if the target level of performance is reached, 50% if the threshold is reached, and 200% if the percentile ranking is at or above the maximum, with the number of shares interpolated between these levels. However, no shares would be payable if the threshold is not reached. The performance-based restricted stock awards are subject to forfeiture if the executive's employment terminates, except under certain specified circumstances the executive might be entitled to a pro-rata portion of the shares that the executive would otherwise have earned. Earned shares are distributed after the end of the performance period (i.e., in early 2005 in the case of the award made in 2002).

        The performance-based restricted stock awards granted to each Chief Executive Officer in 2002 were designed to have a value equal to 50% of his annual rate of base salary (as determined at the beginning of the year). For each of the other executives, the performance-based restricted stock awards in 2002 were designed to have a value equal to 15% of the executive's base salary except that the percentage was reduced to 11.25% for the Vice President—Strategic Development to reflect the greater importance, in 2002, of short-term goals for that position. The value of the performance-based restricted stock awards was determined on the basis of a model provided by a management consulting firm.

        Regardless of the extent to which performance goals are met in any calendar year, no incentive compensation is provided to any executive for any year in which we do not pay dividends per share of common stock at least equal to the dividends per share paid in the preceding year. Thus, if the dividend had been reduced in 2002 compared to 2001, no annual incentive compensation awards would have been payable in 2003 with respect to 2002 performance and no grants of stock options or performance-based restricted stock would be made in 2003. This restriction did not come into play because the dividends paid in 2002 on each share of our common stock were equal to those paid in 2001.

        The compensation of our Chief Executive Officer was determined in accordance with the policies discussed in this report. Mr. McKinney retired as our President and Chief Executive Officer on April 30, 2002. Mr. Gipson assumed these positions effective May 1, 2002. For 2002, the base salary paid to Mr. McKinney was $93,938, and the base salary paid to Mr. Gipson was $221,925. As a result of the level of attainment of performance goals, Mr. Gipson received an award of $87,234 for 2002 (paid in 2003) under our annual incentive plan. During 2002, Mr. McKinney was granted options to purchase 28,400 shares of our common stock and Mr. Gipson was granted options to purchase 20,800 shares of our common stock. The option price per share under these options is $20.95, which was the average value of our common stock on the date of grant. In addition, during 2002, Mr. McKinney was awarded 7,600 shares (at target) of performance-based restricted stock and Mr. Gipson was awarded 5,600 shares (at target) of performance-based restricted stock. The terms of the stock options and performance-based restricted stock were consistent with the description of these types of awards provided above in this report.

        Based on our current level of executive compensation, the Committee does not believe it is necessary to adopt a policy with respect to Section 162(m) of the Internal Revenue Code at this time.

F.E. Jeffries, Chairman
J.R. Herschend
R.L. Lamb
M.M. Posner

3. OTHER MATTERS

Audit Committee Report

        The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2002 with our management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from our independent accountants required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with such accountants the independence of such accountants.

        Based on the foregoing review and discussions, the Audit Committee has recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2002 be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

M.M. Posner, Chairman
M.F. Chubb, Jr.
R.C. Hartley
F.E. Jeffries
J.S. Leon
B.T. Mueller

        The foregoing Audit Committee report shall not be incorporated by reference into any of our prior or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Fees Billed by Our Independent Auditors

        PricewaterhouseCoopers LLP have been our independent auditors since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting for the purpose of answering questions which any stockholder may wish to ask, and such representatives will have an opportunity to make a statement at the meeting.

Audit Fees

        The aggregate fees billed by our independent accountants for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during the year ended December 31, 2002, totaled $256,210 (excluding expenses reimbursed by Empire).

Financial Information Systems Design and Implementation Fees

        No fees were billed by our independent auditors for financial information systems design and implementation services rendered during the year ended December 31, 2002.

All Other Fees

        There were no fees billed by our independent auditors for non-audit services during the year ended December 31, 2002.

Comparison of Stockholder Returns

        Set forth below is a graph and table indicating the value at the end of the specified years of a $100 investment made on December 31, 1997, in our common stock and similar investments made in the securities of the companies in the Standard & Poor's 500 Composite Index ("S&P 500 Composite Index") and the Standard & Poor's Electric Companies Index ("S&P Electric Utility"). The graph and table assume that dividends were reinvested when received.

	The Empire District Electric Company	S&P Electric Utility	S&P 500 Composite
1997	$100.00	$100.00	$100.00
1998	134.06	112.36	128.06
1999	129.04	93.72	155.00
2000	158.07	144.14	140.89
2001	134.41	120.10	124.11
2002	124.49	101.93	96.65

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of changes in ownership of our equity securities with the SEC and the New York Stock Exchange. SEC regulations require that Directors and executive officers furnish to us copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all our officers and Directors complied with applicable Section 16(a) filing requirements.

Other Business

        At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Empire.

4. STOCKHOLDER PROPOSALS

        The 2004 Annual Meeting is tentatively scheduled to be held on April 22, 2004. Specific proposals of stockholders intended to be presented at that meeting (1) must comply with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and our Articles of Incorporation, and (2) if intended to be included in our proxy materials for the 2004 Annual Meeting, must be received at Empire's principal office not later than November 20, 2003. If the date of the 2004 Annual Meeting is changed by more than 30 days from April 22, 2004, stockholders will be advised of such change and of the new date for submission of proposals.

Dated: March 19, 2003

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO EITHER VOTE THEIR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY.
The Board of Directors recommends a vote FOR item (1).

(1)
The election of Directors.

FOR the election of Directors in accordance with the provisions of the accompanying proxy statement (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
☐	☐
(INSTRUCTION: You may withhold authority to vote for any individual nominee by striking a line through the nominees name below:)
Class I (to serve until the 2006 Annual Meeting): 01 D.R. Laney, 02 M.W. McKinney, 03 B.T. Mueller and 04 M.M. Posner.
(2) Upon any other matter which may properly come before the meeting in their discretion.	Every properly signed proxy will be voted in the manner specified hereon and, in the absence of specification, will be voted FOR item (1).
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement annexed thereto and of the Company's Annual Report for 2002.
By checking the box to the right, I consent to future access of Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting until such consent is revoked, but a notice of the meeting and the availability of the materials will be provided to me. I understand that I may revoke my consent at any time by contacting the Companys transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.	☐
Signature	Signature	Date

NOTE:    Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:00 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ede	OR	Telephone 1-800-435-6710	OR	Mail Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.		your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you are acknowledging receipt of the
Notice of Annual Meeting of Stockholders and Proxy Statement and of the
Company's Annual Report for 2002, and you do NOT need to mail back your proxy card.

[EMPIRE DISTRICT ELECTRIC COMPANY LOGO]

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF
THE EMPIRE DISTRICT ELECTRIC COMPANY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints W.L. GIPSON, G.A. KNAPP and J.S. WATSON, or any one of them, with power of substitution, as attorneys and proxies to appear and vote all shares of Common Stock standing in the name of the undersigned, with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Empire District Electric Company to be held at the Holiday Inn, 3615 South Range Line, in the City of Joplin, State of Missouri, on the 24th day of April, 2003 at 10:30 a.m., Joplin time, and at any and all adjournments and postponements thereof, in the manner indicated on the reverse thereof.

(Continued on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

[EMPIRE DISTRICT ELECTRIC COMPANY LOGO]

Dear Shareholder:

        We will hold the 2003 Annual Meeting of Shareholders of The Empire District Electric Company on Thursday, April 24, 2003, at 10:30 a.m., at the Holiday Inn, 3615 South Range Line (Intersection of Highway 71 and Interstate 44), Joplin, Missouri. I cordially invite you to attend.

        Whether or not you plan to attend the meeting, please either vote your proxy via the Internet, telephone or detach the proxy card above, complete it and return it in the envelope provided. Your vote is important to us.

Sincerely,
/s/ WILLIAM L. GIPSON
William L. Gipson President and Chief Executive Officer

QuickLinks

ANNUAL MEETING OF STOCKHOLDERS
1. ELECTION OF DIRECTORS
CLASS I DIRECTORS (Terms expire in 2003, nominees for election at the Annual Meeting of Stockholders for terms to expire in 2006)
CLASS II DIRECTORS (Terms expire in 2004)
CLASS III DIRECTORS (Terms expire in 2005)
2. EXECUTIVE COMPENSATION
3. OTHER MATTERS
4. STOCKHOLDER PROPOSALS